POINT Biopharma Announces Poster Presentation at ESMO Congress 2022 Containing Efficacy & Safety Data from Lead-In Cohort of Phase 3 SPLASH Trial

Poster #1400P will be presented on Sunday, September 11 by Dr. Aaron R. Hansen

September 4, 2022 – INDIANAPOLIS, INDIANA – POINT Biopharma Global Inc. (NASDAQ: PNT) (the “Company” or “POINT”), a company accelerating the discovery, development, and global access to life-changing radiopharmaceuticals, today announced data will be released at ESMO Congress 2022 in Paris, France about the efficacy and safety of PNT2002 in the lead-in cohort of the SPLASH trial. An abstract is now available on the ESMO congress website at https://cslide.ctimeetingtech.com/esmo2022/attendee/confcal_2/presentation/list?q=1400P, and an e-poster which contains updated data will be published and presented on Sunday, September 11th.

The poster is titled “Efficacy and Safety of 177Lu-PNT2002 Prostate-Specific Membrane Antigen (PSMA) Therapy in Metastatic Castration Resistant Prostate Cancer (mCRPC): Initial Results from SPLASH” (e-Poster #1400P), and is scheduled for presentation on Sunday, September 11 from 9:00-17:00 CEST (Paris) by Dr. Aaron R. Hansen, staff medical oncologist of Princess Alexandra Hospital and an Associate Professor of Medicine at the University of Toronto.

In advance of the publication of the abstract, the Company recently hosted a 45-minute educational webinar entitled “Understanding the PNT2002 SPLASH Trial Control Arm”. A replay of the webinar is available online at https://hub.pointbiopharma.com/controlarm.

About the SPLASH Trial
The phase 3 SPLASH trial is a multi-center, randomized, open label assessment of PNT2002 in participants with PSMA-expressing mCRPC who have progressed on androgen receptor pathway inhibitor (ARPI) therapy and refuse, or are not eligible for, chemotherapy. The randomization phase of the study is expected to enroll approximately 400 participants across North America, Europe, and the United Kingdom. Participants will be randomized 2:1 with participants in arm A receiving PNT2002 and participants in arm B receiving either abiraterone or enzalutamide. Participants in arm B who experience centrally assessed radiographic progression and meet protocol eligibility will have the option to crossover and receive PNT2002. Patients will be subject to follow-up for up to 5 years from their first PNT2002 dose. The primary endpoint of the study is radiographic progression-free survival. Key secondary endpoints include overall response rate, overall survival, and pharmacokinetics.

About POINT Biopharma Global Inc.
POINT Biopharma Global Inc. is a globally focused radiopharmaceutical company building a platform for the clinical development and commercialization of radioligands that fight cancer. POINT is transforming precision medicine by combining a portfolio of best-in-class radiopharmaceutical assets, a seasoned management team, an industry-leading pipeline, in-house manufacturing capabilities, and secured supply for rare medical isotopes like actinium-225 and lutetium-177. POINT’s active clinical trials include FRONTIER, the phase 1 trial for PNT2004, a pan-cancer program targeting fibroblast activation protein-α (FAP-α), and SPLASH, the phase 3 trial for PNT2002 for people with metastatic castrate resistant prostate cancer (mCRPC). More information about the SPLASH trial can be found at https://www.splashtrial.com/. Learn more about POINT Biopharma Global Inc. at https://www.pointbiopharma.com/.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this press release, we caution you that these statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain. Forward-looking statements in this press release include, but are not limited to, statements regarding the potential attributes and benefits of POINT’s product candidates and the format and timing of POINT’s product development activities and clinical trials. We cannot assure you that the forward-looking statements in this press release will prove to be accurate. These forward-looking statements are subject to a number of significant risks and uncertainties that could cause actual results to differ materially from expected results, including, among others, our ability to obtain funding for our operations, our ability to maintain the license agreements underlying our product candidates, competition, the ability of POINT to grow and manage growth profitably and retain its key employees, the impact of COVID-19 on POINT’s business, the ability to maintain the listing of POINT’s common stock on the NASDAQ, changes in applicable laws or regulations, the possibility that POINT may be adversely affected by other economic, business, and/or competitive factors, and other risks and uncertainties, including those described in POINT's Annual Report on Form 10-K filed with the SEC on March 25, 2022 and subsequent filings with the SEC. Most of these factors are outside of POINT’s control and are difficult to predict. Furthermore, if the forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. The forward-looking statements in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.

Investor Relations Contact:
Daniel Pearlstein
Associate Director, Corporate Strategy
investors@pointbiopharma.com